Exhibit 3.4.1

CERTIFICATE OF AMENDMENT OF

THE FOURTH AMENDED AND RESTATED CERTIFICATE

OF INCORPORATION OF MAXLINEAR, INC.

MaxLinear, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

A. The name of the Corporation is MaxLinear, Inc. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on September 25, 2003.

B. Pursuant to Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”), the Board of Directors of the Corporation duly adopted resolutions setting forth the terms and provisions of this Certificate of Amendment of the Fourth Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Amendment”), declaring the terms and provisions of this Certificate of Amendment to be advisable, and directing that the terms and provisions of this Certificate of Amendment be submitted to and considered by the stockholders of the Corporation for approval.

C. This Certificate of Amendment has been duly adopted in accordance with the applicable provisions of Sections 228 and 242 of the DGCL by the required number of shares of outstanding stock of the Corporation entitled to vote thereon, in lieu of a meeting and vote of stockholders.

D. Pursuant to Section 242 of the DGCL, this Certificate of Amendment amends the provisions of the Corporation’s Fourth Amended and Restated Certificate of Incorporation as set forth herein.

E. The second, third, and fourth paragraphs of Article IV of the Corporation’s Fourth Amended and Restated Certificate of Incorporation are hereby amended to read in their entirety as follows:

“Upon the filing of the Certificate of Amendment of the Fourth Amended and Restated Certificate of Incorporation of the Corporation, on March 4, 2010, with the Secretary of State of Delaware (the “Effective Time”), each 1.5484 outstanding shares of Common Stock of the Company (the “Old Common Stock”) shall be combined and reconstituted into one (1) share of Common Stock (the “New Common Stock”); each 1.5484 outstanding shares of Series A Preferred Stock of the Company (the “Old Series A”) shall be combined and reconstituted into one (1) share of Series A Preferred Stock (the “New Series A”); and each 1.5484 outstanding shares of Series B Preferred of the Company (the “Old Series B”) shall be combined and reconstituted into 1.5484 shares of Series B Preferred Stock (the “New Series B”). The Old Series A and Old Series B are referred to collectively herein as the “Old Preferred Stock,” and the New Series A and New Series B are referred to collectively herein as the “New Preferred Stock.” This combination and reconstitution of the outstanding shares of Common Stock and Preferred Stock shall not affect the total number of shares of Common Stock and Preferred Stock that the Company is authorized to issue, which shall remain as set forth in the first paragraph of this Article IV.

The reverse split of the Old Common Stock and Old Preferred Stock effected by the foregoing paragraph shall be referred to herein collectively as the “Reverse Split.” The Reverse Split shall occur without any further action on the part of the Company or the holders of shares of New Common Stock or New Preferred Stock and whether or not certificates representing such holders’ shares prior to the Reverse Split are surrendered for cancellation. No fractional interest in a share of New Common Stock or New Preferred Stock shall be deliverable upon the Reverse Split. Stockholders who otherwise would have been entitled to receive any fractional interests in the New Common Stock or New Preferred Stock shall, in lieu of receipt of such fractional interest and in accordance with Section 155 of the General Corporation Law of the State of Delaware, be entitled to receive from the Company an amount in cash equal to the fair value of such fractional interest as of the time of the Reverse Split. All references to “Common Stock” and “Preferred Stock” in this Fourth Amended and Restated Certificate of Incorporation, as may be amended from time to time (the “Certificate of Incorporation”), shall be to the New Common Stock and New Preferred Stock, respectively.

The Reverse Split will be effected on a certificate-by-certificate (as opposed to stockholder-by-stockholder) basis. Certificates dated as of a date prior to the Effective Time representing outstanding shares of Old Common Stock shall, after the Effective Time, represent a number of shares equal to the same number of shares of New Common Stock as is reflected on the face of such certificates, divided by 1.5484 and rounded down to the nearest whole number; all certificates dated as of a date prior to the Effective Time representing outstanding shares of Old Preferred Stock shall, after the Effective Time, represent a number of shares equal to the same number of shares of New Preferred Stock as is reflected on the face of such certificates, divided by 1.5484 and rounded down to the nearest whole number. The Corporation shall not be obliged to issue new certificates evidencing the shares of New Common Stock and New Preferred Stock outstanding as a result of the Reverse Split unless and until the certificates evidencing the shares held by a holder prior to the Reverse Split are either delivered to the Company or its transfer agent, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Every share number, dollar amount and other provision contained in this Certificate of Incorporation has been adjusted for the Reverse Split, and there shall be no further adjustments made to such share numbers, dollar amounts or other provisions, except in the case of any stock splits, stock dividends, reclassifications and the like occurring after the Effective Time.”

F. The first paragraph of Section 1 of Article IV of the Corporation’s Fourth Amended and Restated Certificate of Incorporation is hereby amended to read in its entirety as follows:

“1. Dividends. The holders of Preferred shall be entitled to receive annual dividends payable out of funds legally available therefor, prior and in preference to any declaration or payment of any dividend on the Common Stock, at the rate of eight percent (8%) of the applicable Original Issue Price, determined as hereinafter provided, rounded up to the nearest whole cent, for such shares (as adjusted for any stock splits, stock dividends or distributions, recapitalizations, and similar events affecting the Preferred). Such dividends shall be payable only when, as, and if declared by the Board and shall not be cumulative. No dividends or distributions shall be made with respect to the Common Stock, other than dividends payable solely in Common Stock, unless at the same time an equivalent dividend with respect to the Preferred (based on the number of shares of Common Stock into which the Preferred is then convertible) has been paid or set apart for payment. The “Series B Original Issue Price” shall be $2.8684 per share of Series B Preferred. The “Series A Original Issue Price” shall be $2.0323 per share of Series A Preferred. The Series A Original Issue Price and Series B Original Issue Price are each referred to herein as an “Original Issue Price.””

G. The Section 2(a)(i) of Article IV of the Corporation’s Fourth Amended and Restated Certificate of Incorporation is hereby amended to read in its entirety as follows:

“(a)(i) The holders of the Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of the Common Stock by reason of their ownership of such stock, the amounts of (i) $2.8684 for each share of Series B Preferred then held by them (as adjusted for any stock splits, stock dividends or distributions, recapitalizations, and similar events affecting the Series B Preferred) and, in addition, an amount equal to all declared but unpaid dividends, if any, on the Series B Preferred, and (ii) $2.0323 for each share of Series A Preferred then held by them (as adjusted for any stock splits, stock dividends or distributions, recapitalizations, and similar events affecting the Series A Preferred) and, in addition, an amount equal to all declared but unpaid dividends, if any, on the Series A Preferred (such amounts being collectively referred to as the “Liquidation Preference”). If the assets and funds thus distributed among the holders of the Preferred shall be insufficient to permit the payment to such holders of the full Liquidation Preference, then the entire assets and funds of the Company legally available for distribution shall be distributed pro-rata among the holders of the Preferred in proportion to the full amount each such holder would otherwise be entitled to receive pursuant to this Section 2(a)(i).”

H. The Section 4(a) and (b) of Article IV of the Corporation’s Fourth Amended and Restated Certificate of Incorporation is hereby amended to read in its entirety as follows:

“(a) Series B Preferred Right to Convert. Subject to Section 4(c) below, each share of Series B Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Company or any transfer agent for the Series B Preferred, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $2.8684 by the Series B Conversion Price, determined as hereinafter provided, in effect at the time of conversion (the “Series B Conversion Rate”). The “Series B Conversion Price” shall initially be $2.8684 per share of Series B Preferred (as adjusted for any stock splits, stock dividends or distributions, recapitalizations, and similar events affecting the Series B Preferred). The Series B Conversion Price and the Series B Conversion Rate shall be subject to further adjustment as hereinafter provided in this Section 4.

(b) Series A Preferred Right to Convert. Subject to Section 4(c) below, each share of Series A Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Company or any transfer agent for the Series A Preferred, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $2.0323 by the Series A Conversion Price, determined as hereinafter provided, in effect at the time of conversion (the “Series A Conversion Rate”). The “Series A Conversion Price” shall initially be $2.0323 per share of Series A Preferred (as adjusted for any stock splits, stock dividends or distributions, recapitalizations, and similar events affecting the Series A Preferred). The Series A Conversion Price and the Series A Conversion Rate shall be subject to further adjustment as hereinafter provided in this Section 4. The Series A Conversion Price and Series B Conversion Price are each referred to herein as a “Conversion Price,” and the Series A Conversion Rate and Series B Conversion Rate are each referred to herein as a “Conversion Rate.””

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Kishore Seendripu, Ph.D. its President and Chief Executive Officer, effective as of March 5, 2010.

MAXLINEAR, INC.

By:	/s/ Kishore Seendripu, Ph.D.
Kishore Seendripu, Ph.D.
President and Chief Executive Officer